Novavax Reports First-Quarter 2014 Financial Results

Gaithersburg, MD (May 7, 2014) - Novavax, Inc. (Nasdaq: NVAX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today reported its financial results for the first quarter ended March 31, 2014.

Novavax Corporate Highlights

Year-to-date 2014 Achievements:

-	Delivered positive top-line data from a dose-confirmatory Phase 2 clinical trial of its RSV F-protein vaccine candidate in 720 women of childbearing age, showing:
o	Vaccine candidate was well-tolerated with no vaccine-related serious adverse events
o	Highest immune responses observed with a single dose of vaccine combined with aluminum phosphate adjuvant
o	Palivizumab-like antibodies exceeded levels observed in previous trials, and
o	High levels of antibodies developed within 14 days after immunization and persisted over 91-day observation period;

-	Initiated a U.S. Phase 1/2 clinical trial of H7N9 avian influenza VLP vaccine candidate with Matrix-M™, targeted to enroll 610 healthy adult subjects between 18 and 64 years old, under the company’s HHS BARDA contract;

-	Published data in Vaccine demonstrating that an investigational vaccine candidate developed by Novavax against recently emerged Middle East Respiratory Syndrome Coronavirus (MERS-CoV) blocked infection in laboratory studies, adding further evidence of the power and potential of Novavax’ recombinant nanoparticle vaccine technology;

-	Demonstrated commitment to alliance management through extension of HHS BARDA contract for development of seasonal and pandemic influenza vaccines and continuation of RSV vaccine partnership on maternal immunization with PATH – both collaborations bring valuable development resources, insight and experience, along with non-dilutive sources of capital funding; and

-	Expanded Management team with appointment of John Trizzino, Senior Vice President, Commercial Operations, Cindy Oliver as Senior Vice President, Process Development, and Sven Andréasson as Senior Vice President, Corporate Development.

2014 Anticipated Events:

-	Release of top-line data from recently initiated Phase 1/2 clinical trial of H7N9 avian influenza VLP vaccine candidate with Matrix-M in the second half of 2014;

-	Initiate Phase 2 clinical trial of its RSV F-protein vaccine candidate for protection of infants via maternal immunization in pregnant women in fourth quarter of 2014;

-	Initiate Phase 2 clinical trial of its quadrivalent VLP seasonal influenza vaccine in the fourth quarter of 2014; and

-	Initiate Phase 1 combination RSV/seasonal influenza clinical trial and Phase 1 pediatric RSV clinical trial, both in late 2014 or early 2015.

“Following the substantial progress in our RSV and influenza vaccine development programs in 2013, I am delighted with our accomplishments in the first quarter of 2014. Based on this first quarter activity, I continue to believe that 2014 represents greater potential accomplishments across our entire pipeline than we have ever had in our company’s history,” said Stan Erck, president and CEO of Novavax. “Our recently announced top-line data from the Phase 2 clinical trial in women of child bearing age gives us flexibility in the development of our RSV F vaccine candidate, not just for a maternal immunization strategy, but across all potential populations impacted by RSV.”

Financial Results for the First Quarter March 31, 2014

In connection with its acquisition on July 31, 2013, Novavax AB’s operations have been included in the company’s consolidated results of operations and financial position as of the acquisition date. Novavax reported a net loss of $13.8 million, or $0.07 per share, for the first quarter of 2014, compared to a net loss of $10.0 million, or $0.07 per share, for the first quarter of 2013.

Novavax revenue in the first quarter of 2014 increased 95% to $7.5 million as compared to $3.8 million for the same period in 2013. The increase in revenue was primarily due to the higher level of activity in the first quarter of 2014 associated with the company’s Phase 1/2 clinical trial using its H7N9 candidate and Matrix-M adjuvant and preliminary manufacturing work for its Phase 2 seasonal clinical trial under the HHS BARDA contract and the PATH amendment to support the company’s Phase 2 clinical trial in women of childbearing age.

Research and development expenses increased 57% to $14.5 million in the first quarter of 2014, compared to $9.3 million for the same period in 2013, primarily as a result of higher employee-related costs tied to continued growth in support of the Company’s RSV and influenza vaccine programs, as well as Novavax AB research and development expenses. General and administrative expenses increased 50% to $4.3 million in the first quarter of 2014 as compared to $2.9 million for the same period in 2013, resulting from higher professional fees and employee-related costs, as well as Novavax AB general and administrative expenses.

As of March 31, 2014, the company had $112.8 million in cash and cash equivalents and investments compared to $133.1 million as of December 31, 2013. Net cash used in operating activities for the first quarter of 2014 was $20.4 million compared to $10.6 million for the same period in 2013. The increase in cash usage from the prior year was primarily due to higher research and development spending, including the company’s RSV clinical trial and higher employee-related costs, as well as timing of customer and vendor payments.

Conference Call

Novavax management will host its quarterly conference call today at 4:30 p.m. EDT. The dial-in number for the conference call is 1 (877) 212-6076 (U.S. or Canada) or 1 (707) 287-9331 (international). A webcast of the conference call can also be accessed via a link on the home page of the Novavax website (novavax.com) or through the “Investor Info”/”Events” tab on the Novavax website.

A replay of the conference call will be available starting at 7:30 p.m. on May 7, 2014 until midnight June 7, 2014. To access the replay by telephone, dial 1 (855) 859-2056 (domestic) or 1 (404) 537-3406 (international) and use passcode 34845350. The replay will also be available as a webcast and can be found on the “Investor Info”/”Events” on the Novavax website.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines and vaccine adjuvants to address a broad range of infectious diseases worldwide. Using innovative proprietary recombinant nanoparticle vaccine technology, the company produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases. Additional information about Novavax is available on the company’s website, novavax.com.

Novavax Inc., Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended
	March 31,
	2014	2013
	(unaudited)
Revenue	$7,462	$3,833

Costs and expenses:
Cost of government contracts revenue	3,021	1,712
Research and development	14,518	9,256
General and administrative	4,308	2,870
Total costs and expenses	21,847	13,838
Loss from operations	(14,385)	(10,005)
Interest income (expense), net	(40)	26
Realized gains on investments	615	—
Loss from operations before income tax expense	(13,810)	(9,979)
Income tax expense	—	17
Net loss	$(13,810)	$(9,996)

Basic and diluted net loss per share	$(0.07)	$(0.07)
Basic and diluted weighted average number of common shares outstanding	208,927	148,448

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Cash and cash equivalents	$109,921	$119,471
Investments	2,907	13,597
Total current assets	128,873	145,001
Working capital	115,158	126,879
Total assets	218,599	235,125
Total notes payable and capital lease obligations	2,009	2,184
Total stockholders’ equity	191,060	203,234

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Contact:	Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Novavax, Inc.

240-268-2000